UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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REPLIGEN CORPORATION

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April 27, 2026

RE: Repligen Corporation (the “Company”)

2026 Annual Meeting of Shareholders – May 14, 2026

Proposal 1 – Election of Directors

Dear Shareholders,

On behalf of the Company’s Board of Directors, I am writing to ask for your support by voting in accordance with the recommendations of our Board of Directors on all of the proposals included in our Proxy Statement, which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 2, 2026 and is available at investors.repligen.com (the “Proxy Statement”).

We are requesting your support on Proposal 1 – the Election of Directors and specifically request you vote “FOR” Dr. Martin D. Madaus, Ph.D., Glenn P. Muir, Karen A. Dawes, and Carrie Eglinton Manner in addition to the other director nominees.

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It has come to our attention that Institutional Shareholder Services (“ISS”) has recommended that shareholders vote against the re-election of Audit Committee members Glenn P. Muir, Karen A. Dawes, and Carrie Eglinton Manner, citing the material weaknesses previously disclosed in our Annual Reports on Form 10-K as well as non-timely filing of at least one annual/quarterly report within the last two fiscal years. The members of the Board of Directors and management strongly disagree with ISS’s recommendation.
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In addition, Glass Lewis has recommended that shareholders vote against the re-election of Dr. Martin D. Madaus, Ph.D., Board Chair and Chair of the Nominating and Corporate Governance (“N&CG”) Committee, citing incomplete disclosure of certain board level diversity metrics, specific to race and ethnicity disclosures based on Glass Lewis’s benchmark policy. The members of the Board of Directors and management strongly disagree with Glass Lewis’s recommendation.

I. Support the re-election of Audit Committee members, Glenn P. Muir, Karen A. Dawes, and Carrie Eglinton Manner

It is our intention to demonstrate, in further detail below, the following facts supporting our recommendation (1) we have remediated two of the material weaknesses identified since 2023; (2) we are making progress toward remediation of our remaining material weaknesses; (3) Ernst & Young, LLP (“EY”) has issued unqualified opinions on the Company’s consolidated financial statements; (4) we do not believe that our delayed filings within the last two years are indicative of lack of Audit Committee oversight; (5) we have made significant organizational investments to enhance our control environment; and (6) our experienced Audit Committee provides significant and effective oversight over the financial reporting process at the Company, with critical intimate knowledge, including the ongoing material weakness remediation efforts and enhancement activities.

1. We have remediated two of the material weaknesses identified since 2023

Since fiscal year 2023, Repligen has identified material weaknesses in internal control over financial reporting. Two of these material weaknesses have been fully remediated as of December 31, 2025.

As first disclosed in our Form 8-K dated September 12, 2024, our Audit Committee, based on the recommendation of the Company’s management and after discussion with EY, the Company’s independent registered public accounting firm, concluded that the timing of recognition of product revenue arising from a specific COVID-related cancellation payment, received in connection with a contract modification, was not recognized appropriately due to the misapplication of complex accounting principles generally accepted in the United States (“U.S. GAAP”). As a result, the Company’s consolidated financial statements and related disclosures for the fiscal quarters ended March 31, 2023 through June 30, 2024 and for the year ended December 31, 2023 required restatement (the “Restatement”). The Restatement was completed on November 18, 2024. In connection with the Restatement, the Company identified a material weakness related to controls over revenue recognition specific to the evaluation of accounting for contract terms. In addition, the Company had previously identified a material weakness in our 2023 Form 10-K filed on February 22, 2024, related to the deferred income tax accounting for complex and non-routine transactions. This additional material weakness did not result in a material misstatement of the Company’s financial statements.

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Remediated: Deferred Income Tax Accounting

Disclosed in Form 10-K for the year ended December 31, 2023| Remediated December 31, 2024

This material weakness related to controls over the deferred income tax accounting for a complex convertible notes refinancing. Importantly, it did not result in an error in our financial statements.

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Remediated: Revenue Recognition / Contract Terms

Disclosed in Form 10-K/A for the year ended December 31, 2023 | Remediated December 31, 2025

This material weakness related to controls over revenue recognition specific to the evaluation of accounting for contract terms. There was no impact to the Company’s financial statements for the annual period ending December 31, 2025 (or the interim periods within this annual period).

2. We are making progress toward remediation of our remaining material weaknesses

As of December 31, 2025, certain material weaknesses identified in our 2024 Form 10-K filed on March 14, 2025 remain unremediated. Since identification of the material weaknesses, with oversight by our Audit Committee, the Company has designed and implemented measures to remediate the deficiencies related to information technology (“IT”) general controls for information systems that are relevant to the preparation of our financial statements and certain business process controls related to inventory valuation and the financial statement close process. These material weaknesses did not result in a material misstatement of the Company’s financial statements.

Full remediation of material weaknesses takes time and careful effort. We will not be able to conclude whether the steps we are taking will fully remediate the material weaknesses in our internal control over financial reporting until we have completed our remediation efforts and subsequently evaluated the design and effectiveness of the relevant controls over a sufficient period of time, and management concludes, through testing, that these controls are operating effectively.

As disclosed in our 2025 Form 10-K filed on February 26, 2026, management designed and implemented the following measures to remediate these deficiencies:

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In Progress: IT General Controls

Disclosed in Form 10-K for the year ended December 31, 2024 | Remediation ongoing

This material weakness relates to logical access controls and program change management controls for information systems that are relevant to the preparation of our financial statements. In addition, automated and business process controls that rely on information from the systems were also deemed ineffective because they could have been adversely affected.

Remediation activities:

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Incorporating the use of automated workflows to manage the granting and monitoring of access within IT systems relevant to the preparation of our financial statements;
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Redesigning existing controls with additional attributes to mitigate the presumed IT risk relevant to the control;
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Assessing or modifying the frequency at which certain controls operate to contribute to more timely operation;
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Improving the monitoring of certain elevated access to support the activity executed aligns with an approved business/IT need; and
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Reinforcing the importance of IT system controls and improved oversight of the IT organization through the addition of new IT resources.

We continue to focus on the redesign and execution of certain controls enhanced during fiscal year 2025 that had not operated for a sufficient period of time as of December 31, 2025 to demonstrate operating effectiveness.

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In Progress: Certain Business Process Controls

Disclosed in Form 10-K for the year ended December 31, 2024 | Remediation ongoing

This material weakness relates to the timeliness and precision of controls over inventory valuation and the financial statement close process.

Remediation activities:

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Reassessing the operating effectiveness of these controls, including precision thresholds, timely execution, and documentation requirements for control owners;
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Assessing the frequency of our control monitoring activities to ensure that they are conducted in a timely manner; and

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Hiring additional staff, including external experts, to enhance the performance, documentation and monitoring of such controls. This includes providing training for control owners setting out expectations as it relates to the control risk and design, execution and monitoring of such controls, including enhancements to the documentation to evidence the execution of the control.

All business process controls related to inventory valuation and the financial statement close process have been designed and implemented. Although we monitored and evaluated these controls during 2025, certain controls had not operated effectively for a sufficient period as of December 31, 2025 to support a conclusion that the material weaknesses had been remediated.

3. EY has issued unqualified opinions on the Company’s consolidated financial statements

The Company’s management is responsible for the preparation and presentation of complete and accurate financial statements. EY is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on its audit. The Audit Committee oversees and monitors the Company’s management and its independent registered public accounting firm throughout the financial reporting process.

Following the restatement of our 2023 financial statements, our 2024 and 2025 Forms 10-K included an unqualified opinion on our consolidated financial statements, notwithstanding that remediation of certain material weaknesses was not yet complete. These audits and the preparation of the audited financial statements included in the Company’s 2024 and 2025 Forms 10-K were completed with Audit Committee oversight, including the Audit Committee’s review and discussion with management of the Company and EY. As part of its oversight, the Audit Committee considered the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments made in the preparation of the Company’s financial statements and the clarity of disclosures in the financial statements.

4. We do not believe that our delayed filings within the last two years are indicative of a lack of Audit Committee oversight

ISS has taken the position that the Company has experienced incidents of non-timely filing in the past two years. The timing for these filings was due to unusual circumstances and not indicative of lack of Audit Committee oversight. As described above, the Company’s restated consolidated financial statements and related disclosures for the fiscal quarters ended March 31, 2023 through June 30, 2024 and for the year ended December 31, 2023 were filed with the SEC on November 18, 2024. The Restatement took significant time and effort and required restatement of annual and quarterly historical periods, resulting in the need for additional time to complete the Company’s Form 10-Q for the period ended September 30, 2024 (the “Q3 2024 10-Q”), which was due on November 12, 2024. The Company timely notified the SEC that such Form 10-Q could not be filed within the prescribed time period with a Form NT-10-Q filing and subsequently filed the Q3 2024 10-Q on November 18, 2024, within the grace period allotted by the SEC. Additionally, the Company’s 2024 Form 10-K was due on March 2, 2025, but was filed on March 14, 2025 as the Company needed more time to complete its year-end reporting process, including the completion of the 2024 audit of the Company’s consolidated financial statements included in the Form 10-K, following the significant effort to complete the Restatement described above. As was the case with the Q3 2024 10-Q, the Company timely notified the SEC that such Form 10-K could not be filed within the prescribed time period with an NT-10-K filing and subsequently filed the 2024 Form 10-K within the grace period allotted by the SEC; as such, these two filings were considered timely for SEC purposes. All required filings related to calendar year 2025 were filed timely.

5.
We have made significant organizational investments to enhance our control environment

Beginning in the second half of 2025, following the Restatement and the material weaknesses identified in the 2024 Form 10-K, the Company made the following significant leadership investments as part of our fit-for-growth initiative, as overseen by our Audit Committee, specifically designed to enhance our control environment and accelerate remediation:

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Chief Accounting Officer — senior executive with over 25 years of experience with responsibility for financial reporting and oversight of matters related to the Sarbanes-Oxley Act, including our remediation plans
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Chief Information Officer — senior executive with over 29 years of experience with responsibility for oversight of IT systems, including our remediation plans
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Sr. Director of Internal Controls and Compliance — experienced leader dedicated to the oversight and support of the design and monitoring of internal control over financial reporting across the organization
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Sr. Manager of IT Controls and Compliance — focused expertise on IT controls and documentation standards

These appointments reflect the rigor, seriousness, and commitment with which management and the Board, including our Audit Committee, are addressing our remediation efforts.

6.
Our experienced Audit Committee provides significant oversight

The Audit Committee is responsible for overseeing the accounting and financial reporting processes of the Company, the audits of the financial statements of the Company and exercising the responsibilities and duties as detailed in our Proxy. Our Audit Committee has been the driving force behind the remediation efforts described above. From the time each material weakness was identified, the Committee directed management’s remediation priorities, set expectations for pace and rigor, and maintained regular oversight of testing results and remediation efforts with both management and EY.

Glenn P. Muir, Karen A. Dawes, and Carrie Eglinton Manner bring diverse thinking, financial expertise and critical sets of experiences to the Board of Directors and Audit Committee as follows:

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Glenn P. Muir (Audit Committee Chair) has served as a director of Repligen since October 2015, where he serves as an "audit committee financial expert" under the rules of the SEC. Mr. Muir brings over 30 years of experience to the director role, including 26 years with Hologic, Inc. (“Hologic”), a large multi-national medical device and diagnostics company where he most recently served as CFO and Executive Vice President. Mr. Muir retired in May 2014 from Hologic, where he helped steer the company’s evolution from a venture-backed single product company to a publicly-traded diversified organization with over 5,000 employees and $2.5 billion in revenue. He joined Hologic in 1988 and served as CFO since 1992 and Executive Vice President since 2000. Prior to Hologic, Mr. Muir was with Metallon Engineered Materials Co., a private company where, from 1986 to 1988 he held the role of Vice President, Finance. Previously, from 1981 to 1984, he was a Senior Auditor with Arthur Andersen & Co. Mr. Muir has also served as a member of the board of directors of Neuronetics, Inc., a publicly-traded medical technology company, since July 2017. Previously, Mr. Muir served on the board of directors of G1 Therapeutics, Inc. from October 2015 to September 2024 and ReWalk Robotics Ltd. from July 2014 to December 2017. Mr. Muir is a Certified Public Accountant (inactive since 2022) with a B.A. from the University of Massachusetts, Amherst. He also earned a M.S. in Taxation from Bentley University and a M.B.A. from Harvard University. Mr. Muir’s qualifications to sit on Repligen’s Board include his extensive experience with integrating strategic acquisitions and leading the financial operations for a global manufacturing and commercial organization.
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Karen A. Dawes, our former Lead Independent Director and Chairperson of the Board, has served as a director of Repligen since September 2005 and she served as Lead Independent Director from September 2024 through March 2026. She is currently President of Knowledgeable Decisions, LLC, a management consulting firm. Ms. Dawes served from 1999 to 2003 as Senior Vice President and U.S. Business Group Head for Bayer Corporation’s U.S. Pharmaceuticals Group (“Bayer”). Prior to joining Bayer, she was Senior Vice President, Global Strategic Marketing, at Wyeth LLC (“Wyeth”), a pharmaceutical company (formerly known as American Home Products), where she held responsibility for worldwide strategic marketing. Ms. Dawes also served as Vice President, Commercial Operations for Genetics Institute, Inc., which was acquired by Wyeth in January 1997, designing and implementing that company's initial commercialization strategy to launch BeneFIX® and Neumega®. Ms. Dawes began her pharmaceuticals industry career at Pfizer, Inc. where, from 1984 to 1994, she held a number of marketing positions, serving most recently as Vice President, Marketing of the Pratt Division. At Pfizer, Inc., she directed launches of Glucotrol®/Glucotrol XL®, Zoloft®, and Cardura®. Ms. Dawes also serves on the board of directors of one publicly traded company: Barinthus Bio (formerly Vaccitech Limited) (where she serves on the audit committee), one private company, JPA Health, and one not-for-profit company, Medicines 360. Ms. Dawes received a B.A. and M.A. in English from Simmons University and a M.B.A. from Harvard University Graduate School of Business. Ms. Dawes’ qualifications to sit on the Company’s Board include her extensive strategic experience in both a managerial and consulting capacity with pharmaceutical companies as well as her considerable commercial background.
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Carrie Eglinton Manner has served as a director of Repligen since June 2020. She brings to the director role over 30 years of leadership experience across advanced diagnostics, clinical laboratory services and global healthcare technology. Ms. Eglinton Manner has served as President and CEO and a director of OraSure Technologies, Inc. (“OraSure”), since 2022. OraSure improves access, quality, and value in healthcare with innovation in effortless tests and sample management solutions. Together with its wholly-owned subsidiaries, DNA Genotek Inc., Sherlock Biosciences, Inc., and BioMedomics, Inc., OraSure is a leader in the development, manufacture and distribution of rapid diagnostic tests, sample collection and stabilization devices, and molecular service solutions designed to discover and detect critical medical conditions. Prior to OraSure, Ms. Eglinton Manner served as Senior Vice President, Advanced & General Diagnostics and Clinical Solutions at Quest Diagnostics, ("Quest") from 2017 to

2022. At Quest, Ms. Eglinton Manner oversaw value creation across the company’s $10 billion clinical portfolio, driving innovation in R&D, along with partnerships and acquisitions. She helped accelerate growth in Quest’s $2 billion Advanced Diagnostics portfolio, including oversight of specialty molecular and genetic offerings, pathology and its global and pharmaceutical services businesses. Prior to Quest, Ms. Eglinton Manner spent two decades at GE Healthcare building deep healthcare, commercial, operational and regulated manufacturing expertise. She served as President and CEO of four distinct global businesses ranging from $150 million to $3 billion in revenue, where she led complex diagnostic and life science product portfolios across multiple clinical and technology-driven markets, including diagnostic imaging, lab services and medical devices. Ms. Eglinton Manner also currently serves on the board of directors of Sapphiros (a KKR-backed platform building the next generation of diagnostic technologies), Team Pennsylvania, (a non-profit organization focused on accelerating Pennsylvania’s long-term economic future), and Thrive Networks, (a not-for-profit organization pioneering evidence-based programs in water, sanitation and hygiene, healthy cities and resilient communities). Ms. Eglinton Manner holds a B.S. in Mechanical Engineering from the University of Notre Dame. Ms. Eglinton Manner’s qualifications to sit on the Company’s Board include her extensive executive service in the healthcare industry and proven track record of driving innovation, scaling complex diagnostic businesses and delivering strategic growth and transformation across global organizations. She brings to the Board deep expertise in launching and commercializing innovative products and technologies, integrating acquisitions, and building operations excellence with a commitment to quality.

During the fiscal years ended December 31, 2025 and 2024, the Audit Committee met five (5) times and six (6) times, respectively. At least quarterly, the Audit Committee reviewed the status of internal controls testing and remediation of the material weaknesses. During each of these meetings, the Audit Committee met in private sessions with EY as well as with our Chief Financial Officer. These private sessions included further discussion of the status of the remediation of the material weaknesses each quarter. Under the Audit Committee’s supervision, the Company has made significant progress, including remediating two of the material weaknesses identified over the past three years. Given the complexity of the IT general controls and business process control deficiencies, the Company continues to work on remediation of the remaining material weaknesses with careful attention to the necessary procedures and testing, with the oversight of the Audit Committee. Continued oversight by the Audit Committee members on our Board who are closely familiar with the material weaknesses is critical to effective remediation. We believe the care and attention that our Audit Committee has given and will continue to give to this remediation process will contribute to a stronger and more sustainable internal control environment in the future. Therefore, electing Glenn P. Muir, the Audit Chair, Karen A. Dawes, and Carrie Eglinton Manner is in the interests of both the Company and our shareholders.

II. Support the re-election of Chair of the Board and N&CG Committee, Dr. Martin D. Madaus, Ph.D.

The recommendation from Glass Lewis is based on Dr. Madaus’ role as chair of the N&CG Committee due to our reduced disclosure of our board diversity demographics within our Proxy Statement. This recommendation does not recognize the Company’s commitment to ensuring the Board is comprised of members possessing the proper expertise, skills, attributes and personal and professional backgrounds for service as detailed in our Proxy Statement.

The N&CG Committee is committed to having an inclusive Board and considers a variety of candidate attributes, including whether a candidate, if elected, assists in achieving a mix of directors who represent varied backgrounds and experience. A Board that includes varying perspectives, personal and professional background, knowledge and experience, is important because we believe having varying perspectives and a breadth of experience improves the quality of deliberations, contributes to more effective decision making on behalf of the Company and its shareholders and enhances the overall chemistry and collaborative culture in the boardroom. Accordingly, the N&CG Committee is committed to actively seeking out Board candidates who are highly qualified women, minorities, and individuals with other varying backgrounds, skills and experience. The composition of our current members of the Board is approximately 44% diverse in terms of gender and/or ethnicity.

As described in our Proxy Statement and below, Dr. Martin Madaus brings diverse thinking and critical sets of experience to the Board and the N&CG Committee:

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Dr. Martin D. Madaus, Ph.D. (Chair of the Board and N&CG Committee) has served as a director of Repligen since February 2023 and Chair of the Board since March 2026. Dr. Madaus joined the Board with over 25 years of industry experience, including five years as Chairman, President and CEO of Millipore Corporation, where he was integral to the company’s transformation into a life science leader, and its acquisition by Merck KGaA in 2010. He is an active board leader, currently serving as a director of Azenta Life Sciences, a public company focused on assisting life sciences organizations in bringing impactful breakthroughs and therapies to markets faster. He previously served as a director of Hologic Inc., an innovative medical technology public company primarily focused on improving women's health and well-being through early detection and treatment, from December 2024 through April 2026, when Hologic was acquired. Dr. Madaus previously served as Chairman for Quanterix Corporation, a precision health technology public company, and as a board member for mass cytometry player Standard BioTools, Inc. He also serves on the boards of three private companies: Unchained Labs, Emulate Inc. and Syntis Bio. Dr. Madaus is currently a senior operating executive at The Carlyle Group (since 2019), a multinational private equity and asset management services company. He previously served as Chairman and CEO at Ortho-Clinical Diagnostics from 2014 to 2019. His tenure with biopharmaceutical and diagnostic industry leader Roche Holding AG from 1996 to 2004 included his position from 2000 to 2004 as President and CEO, N.A. of Roche Diagnostics Corp. Dr. Madaus began his career as a veterinarian, before joining global pharmaceutical and diagnostic company Boehringer Mannheim Corporation (“Boehringer”). While at Boehringer, he held sales, marketing and product management roles from 1989 to 1996, until his move into general management which coincided with the company’s acquisition by Roche in 1996. He holds a D.V.M. from the University of Munich in Germany and a Ph.D. from the University of Veterinary Medicine of Hanover in Germany. Dr. Madaus’ qualifications to sit on the Company’s Board include his extensive bioprocessing and biopharmaceutical industry experience, especially in the areas of strategy, mergers and acquisitions, and commercial operations.

Based on feedback from our shareholders and other stakeholders, we are providing disclosure of gender and racial/ethnic demographic information at an overall aggregate board level as an Appendix to this letter.

We believe there is no basis for a vote against Dr. Martin D. Madaus, Ph.D. and we request that you vote “FOR” the re-election of Dr. Martin D. Madaus, Ph.D., the Chair of the Board and Nominating and Governance Committee Chair. His leadership has been instrumental in maintaining the high standards and effectiveness of our Board.

Engagement of Proxy Solicitor

Subsequent to filing the Proxy Statement for our 2026 Annual Meeting of Stockholders to be held on May 14, 2026, the Company engaged Okapi Partners, an independent proxy solicitation firm, to assist in soliciting proxies on our behalf. The Company has agreed to pay Okapi Partners a fee of approximately $35,000, plus costs and expenses, for these services. Other costs of soliciting votes in connection with the Proxy Statement have been, or will be, paid by the Company.

If you have any questions about the 2026 Annual Meeting or how to submit your proxy, or if you need assistance with voting your proxy, please contact Okapi Partners at (212) 297-0720 or email info@okapipartners.com.

We urge you to vote FOR Dr. Martin D. Madaus, Ph.D., Glenn P. Muir, Karen A. Dawes, and Carrie Eglinton Manner, as well as the other director candidates nominated for re-election, and we welcome direct engagement on any of these matters.

Sincerely,

Dr. Martin Madaus, D.V.M., Ph.D.

Director, Chair of the Board

Repligen Corporation

Appendix

The following chart presents the gender and racial/ethnic demographic information at an overall aggregate board level, as self-disclosed by our current directors: